As filed with the Securities and Exchange Commission on May 28, 2024

Registration No. 333-260480

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-3

REGISTRATION STATEMENT NO. 333-260480
UNDER
THE SECURITIES ACT OF 1933

Vitru Limited

(Exact Name of Registrant as Specified in its Charter)

The Cayman Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
Rodovia José Carlos Daux, 5500 Torre Jurerê A, 2nd floor Saco Grande, Florianópolis, State of Santa Catarina 88032-005, Brazil +55 (47) 3281-9500
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Cogency Global Inc. 122 East 42nd Street, 18th Floor New York, NY 10168 (212) 947-7200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:
Manuel Garciadiaz Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: Not Applicable.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company. ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

Vitru Limited (the “Company”), an exempted company incorporated in the Cayman Islands, is filing this Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form F-3 (No. 333-260480) (the “Registration Statement”), previously filed with the Securities and Exchange Commission (the “SEC”) to terminate all offerings and deregister:

•	any and all securities, registered but unsold or otherwise unissued as of the date hereof under the Registration Statement, filed with the SEC on October 25, 2021, registering the offer and sale, from time to time, by (i) the Company of common shares, U.S.$0.00005 par value per share (“Common Shares”), of the Company, senior debt securities, subordinated debt securities, warrants, rights to purchase any of the Company’s Common Shares or any of the other securities offered pursuant to the Registration Statement, or units, separately or together in any combination, in one or more offerings up to U.S.$400,000,000, and/or (ii) by the selling shareholders identified in any prospectus supplement, of up to 23,538,503 Common Shares of the Company.

For ease of reference, all share numbers above are as stated in the original Registration Statement, without giving pro forma effect to any adjustments, as applicable, for subsequent events such as stock splits occurring after the original filing date of the Registration Statement.

On April 19, 2024, the Company furnished to the SEC a current report on Form 6-K announcing that, on the same day, its shareholders approved the merger (the “Merger”) of the Company with and into its wholly-owned subsidiary, Vitru Brasil Empreendimentos, Participações e Comércio S.A. (“Vitru Brazil”). In connection therewith, the Company has terminated any and all offerings of its securities pursuant to the Registration Statement. In accordance with the undertaking made by the Company in Part II, Item 10(a)(3) of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered which remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statement as of the date hereof, and terminates the effectiveness of the Registration Statement. After giving effect to this Amendment, there will be no remaining securities registered by the Company pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Florianópolis, Brazil, on this 28th day of May 2024.

VITRU LIMITED
By:	/s/ William Victor Kendrick de Matos Silva
Name: William Victor Kendrick de Matos Silva
Title: Chief Executive Officer

By:	/s/ Ana Paula Rodrigues
Name: Ana Paula Rodrigues
Title: Chief Operating Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Vitru Limited, has signed this registration statement in the city of New York, United States, on the 28th day of May 2024.

COGENCY GLOBAL INC. — Authorized Representative in the United States
By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Sr. Vice President on behalf of Cogency Global Inc.